EXHIBIT 10.32

Amended and Restated

Employment Agreement

This Amended and Restated Employment Agreement (the “Agreement”) is made effective as of December 29, 2017, by and between Builders FirstSource, Inc., a Delaware corporation (the “Company”), and M. Chad Crow (“Executive”).

Whereas, Executive is currently subject to an Employment Agreement with the Company dated as of February 23, 2010, and as amended by the First Amendment to the Employment Agreement dated as of May 19, 2017 (such agreement as amended is the “Original Agreement”); and

Whereas, Executive will cease his current role and will assume the position of Chief Executive Officer of the Company effective as of 12:00 pm on December 29, 2017; and

Whereas, the Original Agreement will remain in effect through 5:00 pm on December 29, 2017; and

Whereas, the Company and the Executive desire to amend and restate the Original Agreement effective as of 5:00 pm on December 29, 2017 to reflect that change in Executive’s position; and

Whereas, the Board of Directors of the Company (the “Company Board”) has approved and authorized the Company to enter into this Agreement with Executive.

Now, therefore, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.Employment.  The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

2.Term.

(a)Subject to Section 2(b) hereof, the term of employment by the Company of Executive pursuant to this Agreement (as the same may be extended, the “Term”) shall commence on December 29, 2017 (the “Effective Date”), and terminate on the first anniversary thereof. Notwithstanding the foregoing, the Original Agreement shall not be deemed to have terminated as a result of this Agreement being entered into or becoming effective, but the Original Agreement shall be considered to have been amended and Executive’s employment to have been continuous since February 23, 2010 through the termination of this Agreement.

(b)Commencing on the first anniversary of the Effective Date and on each subsequent anniversary thereof, the Term shall automatically be extended for one (1) additional year unless, not later than ninety days (90) prior to any such anniversary date, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

3.Position.  During the Term, Executive shall serve as the President and Chief Executive Officer of the Company, supervising the operations and affairs of the Company and performing such other duties as the Company Board shall determine.

4.Duties.  During the Term, Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company, except vacations in accordance with the Company’s policies and for illness or incapacity, in accordance with Section 6 hereof.

5.Salary and Bonus.

(a)During the Term, the Company shall pay to Executive a base salary at the rate of $950,000 per year (the “Base Salary”), subject to adjustments pursuant to the terms of Section 5(b) hereof.

(b)The Company Board or the Compensation Committee of the Company Board (the “Compensation Committee”) shall annually review the Base Salary and may, in its sole discretion, increase the Base Salary based upon performance and merit.  Executive’s Base Salary shall not be decreased below the amount set forth in Section 5(a) hereof.  The Base Salary shall be payable to Executive in substantially equal installments in accordance with the Company’s normal payroll practices, but in no event less often than semi-monthly.

(c)For each fiscal year during the Term hereof, Executive shall be eligible to receive an annual cash bonus equal to the amount provided for in the Company’s Annual Cash Incentive Plan (“Annual Incentive Plan”) (which generally provides for a target bonus percentage of 100% of Executive’s Base Salary), which Annual Incentive Plan is approved by the Company Board or the Compensation Committee thereof.  Executive’s target bonus percentage under the Annual Incentive Plan shall not be reduced below 100% of his Base Salary.  Annual cash bonuses shall be paid in the calendar year following the year to which the bonus relates, and not later than March 15 of such year.

6.Vacation, Holidays and Sick Leave.  During the Term, Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company’s standard policies for its senior executive officers.

7.Business Expenses.  During the Term, Executive shall be reimbursed for all reasonable and necessary business expenses incurred by him in connection with his employment, including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company upon timely submission by Executive of receipts and other documentation as required by the Internal Revenue Code of 1986, as amended (the “Code”), and in accordance with the Company’s normal expense reimbursement policies.  With respect to Executive’s rights under this Section 7, (i) the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, (ii) the reimbursement of an eligible business expense must be made no later than December 31 of the year after the year in which the business expense was incurred, and (iii) such rights shall not be subject to liquidation or exchange for another benefit.

8.Health, Welfare and Related Benefits.  During the Term, Executive and eligible members of his family shall be eligible to participate fully in all (a) health and dental benefits and insurance programs; (b) life and short- and long-term disability benefits and insurance programs; and (c) defined contribution and equity compensation programs, all as available to senior executive officers of the Company generally.

9.Confidentiality, Non-Competition, Non-Solicitation.

(a)Executive acknowledges that:  (i) the Executive has, and his employment hereunder will require that Executive continue to have, access to and knowledge of Confidential Information (as hereinafter defined); (ii) the direct and indirect disclosure of any such Confidential Information to existing or potential competitors of the Company or its subsidiaries would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s businesses; and (iii) the engaging by Executive in any of the activities prohibited by this Section 9 may constitute improper appropriation and/or use of such Confidential Information.  Executive expressly acknowledges that the Confidential Information constitutes a protectable business interest of the Company.

As used herein, the term “Confidential Information” shall mean information of any kind, nature or description which is disclosed to or otherwise known to the Executive as a direct or indirect consequence of his association with the Company and its subsidiaries, which information is not generally known to the public or in the businesses in which such entities are engaged or which information relates to specific investment opportunities within the scope of their business which were considered by the Company or its subsidiaries during the Term.  Assuming the foregoing criteria are met, Confidential Information includes, but is not limited to, information (including without limitation compilations) concerning the Company’s and its subsidiaries’ financial plans and performance, potential acquisitions, business plans and strategies, personnel information, information technology processes, research, development, and manufacturing of Company or its subsidiaries’ products, existing or prospective customers, proposals made to existing or prospective customers or other information contained in bids or offers to such customers, the terms of any arrangements or agreements with customers, including the amounts paid for services or how pricing was developed by the Company or its subsidiaries, the layout, design and implementation of customer specific projects, the identity of suppliers or subcontractors, information regarding supplier or subcontractor pricing or contract terms, the composition or description of future services that are or may be provided by the Company or any of its subsidiaries, the Company’s or any of its subsidiaries’ financial, marketing and sales information, and technical expertise, formulas, source codes and know how developed by the Company or any of its subsidiaries, including the unique manner in which the Company or any if its subsidiaries conducts its business.  Confidential Information also includes information disclosed to the Company or any of its subsidiaries by a third party that the Company or such subsidiary is required to treat as confidential.  Notwithstanding the foregoing, “Confidential Information” shall not be deemed to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive, (ii) becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its subsidiaries, provided that such source is not bound by any contractual, legal or fiduciary obligation with respect to such information or (iii) was in the Executive’s possession prior to being furnished by the Company or any of its subsidiaries.

(b)During the Term of this Agreement and for a period of one year after the termination of Executive’s employment hereunder (upon expiration of the Term or otherwise), Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, manager, member, partner, employee, consultant, principal or agent of any business, or in any other capacity, use for his own account, utilize or make known, disclose, furnish or make available to any person, firm or corporation any of the Confidential Information, other than to authorized officers, directors and employees of the Company or its subsidiaries in the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the Confidential Information to a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy.  Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.  Notwithstanding the foregoing, nothing in this Agreement is intended to limit Executive’s right to: (i) make disclosures to, or participate in communications with, the Securities and Exchange Commission or any other government agency regarding possible violations of law, without prior notice to the Company; (ii) disclose a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iii) disclose a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)During the Term of this Agreement and for a period of one year after termination of Executive’s employment hereunder (upon expiration of the Term or otherwise), Executive shall not engage in competition (or assist any other Person in engaging in competition) with the Company or any of its subsidiaries, directly or indirectly (either individually, by any form of ownership, or as a director, manager, member, officer, principal, agent, employee, employer, advisor, consultant, lender, member, shareholder, partner, or other representative in a Competing Business), in the Business of the Company in a Prohibited Location by either (i) performing services that are the same as or substantially similar to those services Executive performed for the Company or its subsidiaries at any time during the last two years of Executive’s employment with the Company or its subsidiaries or (ii) serving as the chief executive officer, president, chief operating officer, or chief financial officer of any entity engaged in competition in the Business of the Company in a Prohibited Location.  “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.  “Competing Business” means any business, regardless of form, that is directly engaged, in whole or in relevant part, in any business or enterprise that is the same as, or substantially the same as, the Business of the Company.  The “Business of the Company” means the business of supplying, manufacturing, designing, constructing or installing structural and related building products, including without limitation roof and floor trusses, wall panels, stairs, windows, doors, engineered wood products, lumber and lumber sheet goods, millwork, kitchen cabinets, gypsum, siding, roofing, insulation, hardware and other building products.  A “Prohibited Location” means any location within fifty (50) miles of any of the Company’s or any of its subsidiaries’ physical locations.  For the purposes of this Agreement, the parties agree that homebuilders and any vendors supplying building products or services to the Company shall be deemed to be Competing Businesses.

(d)During the Term of this Agreement and for a period of two years after termination of Executive’s employment hereunder (upon expiration of the Term or otherwise), Executive shall not directly or indirectly solicit or divert, or attempt to solicit or divert, (either on behalf of the Executive or any other Person) any person employed by the Company or any of its subsidiaries with whom Executive had contact in the course of his employment with the Company or its subsidiaries (each, a “Company Employee“) to leave or reduce their employment with the Company or any of its subsidiaries or to work for Executive or any other Person, including, without limitation, a Competing Business.  During the Term of this Agreement and for a period of two years after termination of Executive’s employment hereunder (upon expiration of the Term or otherwise), Executive shall not directly or indirectly (either on behalf of the Executive or any other Person) hire any Company Employee or respond to inquiries seeking employment from any Company Employee.  This paragraph only applies to persons who are actively employed as Company Employees or were Company Employees within one (1) year of the time of any such actual or attempted solicitation, hiring or inquiry.

(e)Executive acknowledges that (A) in connection with rendering the services to be rendered by Executive hereunder, Executive will have access to and knowledge of Confidential Information, the disclosure of which would place the Company or its subsidiaries at a competitive disadvantage, causing irreparable injury, and (B) the services to be rendered by Executive hereunder are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by Executive of any of the provisions contained in this Section 9 will cause the Company irreparable injury.  Executive, therefore, agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

(f)Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company; and it is the intent of the parties hereto that if, in the opinion of any court of competent jurisdiction, any provision set forth in this Section 9 is not reasonable in any respect, such court shall have the right, power and authority to modify any and all such provisions in such a manner as to such court shall appear not unreasonable and to enforce the remainder of this Section 9 as so modified.

10.Termination of Agreement.  The employment by the Company of Executive pursuant to this Agreement shall not be terminated prior to the end of the Term, except as set forth in this Section 10.

(a)By Mutual Consent.

(i)The employment by the Company of Executive pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and Executive.

(ii)In the event that (i) Executive’s employment is terminated by mutual consent pursuant to this Section 10(a), and (ii) Executive and the Company determine at that time that it is in their mutual best interest for Executive to continue to be bound after his termination by the provisions of Section 9 of this Agreement for the periods set forth therein, then the parties may enter into an agreement to that effect, in exchange for which Executive would be entitled to the compensation provided for in Section 10(e) hereof.

(b)Death.  The employment by the Company of Executive pursuant to this Agreement shall be terminated upon the death of Executive, in which event Executive’s spouse or heirs shall receive the following, subject to Section 24 hereof: (i) Executive’s Base Salary and benefits to be paid or provided to Executive under this Agreement through the Date of Termination (“Accrued Obligations”), payable no later than thirty (30) days after the Date of Termination, (ii) continuation of Executive’s Base Salary for a period of one (1) year after the Date of Termination, and (iii) continuation of the health benefits provided for pursuant to Section 8(a) hereof at active employee rates (“Health Benefits”) and welfare benefits provided for pursuant to Section 8(b) hereof (“Welfare Benefits”) for a period of one (1) year after the Date of Termination.

(c)Disability.  The employment by the Company of Executive pursuant to this Agreement may be terminated by written notice to Executive at the option of the Company in the event that as a result of the Executive’s incapacity due to physical or mental illness (which physical or mental illness shall be confirmed in writing by a physician or other medical expert acceptable to both parties), the Executive is unable to perform his duties, services and responsibilities hereunder or shall have been absent from his duties hereunder on a full-time basis for ninety (90) consecutive days or for an aggregate of ninety (90) days or more in any six (6) month period, and within thirty (30) days after notice is given by the Company (which notice may be delivered no earlier than thirty days prior to the expiration of such ninety (90) consecutive days or six month period, as the case may be), the Executive shall not have returned to the performance of his duties hereunder on a full-time basis.  In the event the employment by the Company of Executive is terminated pursuant to this Section 10(c), Executive shall be entitled to receive the following, subject to Section 24 hereof, but only if, with respect to the payments and benefits described in clauses (ii) through (iv), within 45 days after the Date of Termination, Executive shall have executed and not revoked a full release of claims in a form satisfactory to the Company (the “Release”): (i) the Accrued Obligations, payable no later than thirty (30) days after the Date of Termination, (ii) continuation of his Base Salary for a period of one (1) year after the Date of Termination, (iii) continuation of Health Benefits for a period of one (1) year after the Date of Termination, and (iv) continuation of Welfare Benefits for a period of one (1) year after the Date of Termination; provided, however, that amounts payable to Executive under this Section 10(c) shall be reduced by the proceeds of any short- and/or long-term disability payments under the Company plans referred to in Section 8 hereof to which Executive may be entitled during such period.

(d)By the Company for Cause.  The employment of Executive pursuant to this Agreement may be terminated by the Company by written notice to Executive (“Notice of Termination”) for Cause (as hereafter defined).  In the event the employment by the Company of Executive is terminated pursuant to this Section 10(d), Executive shall be entitled to receive the Accrued Obligations through the Date of Termination, payable no later than thirty (30) days after the Date of Termination, and no more.

(e)By the Company Without Cause.  The employment by the Company of Executive pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to Executive.  In the event the employment by the Company of Executive is terminated pursuant to this Section 10(e), Executive shall be entitled to receive the following, subject to Section 24 hereof, but only if, with respect to the payments and benefits described in clauses (ii) through (v), within 45 days after the Date of Termination, Executive shall have executed and not revoked the Release: (i) the Accrued Obligations, payable no later than thirty (30) days after the Date of Termination, (ii) continuation of his Base Salary for a period of one (1) year after the Date of Termination, (iii) continuation of Health Benefits for a period of one (1) year after the Date of Termination, (iv) continuation of Welfare Benefits for a period of one (1) year after the Date of Termination, and (v) an amount equal to his Average Bonus Compensation (as hereafter defined), payable in accordance with Section 10(j).

(f)By Executive.  The employment of Executive by the Company pursuant to this Agreement may be terminated by Executive by written notice to the Company of his resignation (a “Notice of Resignation”) at any time.  In the event the employment by the Company of Executive is terminated pursuant to this Section 10(f), Executive shall be entitled to receive the Accrued Obligations, payable no later than thirty (30) days after the Date of Termination, and no more; provided, however, that if Executive terminates his employment due to (i) a material adverse diminution of Executive’s job title or responsibilities from those currently in effect; or (ii) a relocation of Executive’s principal place of employment more than 100 miles from its current location without his consent, then Executive shall instead be entitled to the compensation provided for in Section 10(e) hereof, subject to the requirement set forth therein to execute and not revoke the Release.

(g)Non-Renewal.  In the event that at any time during the Term (as it may be extended) the Company notifies Executive of its intent not to renew this Agreement pursuant to Section 2(b) hereof, and Executive then delivers a Notice of Resignation to the Company within ninety (90) days of receipt of such notice of non-renewal, Executive shall be entitled to receive the following, subject to Section 24 hereof, but only if, with respect to the payments and benefits described in clauses (ii) through (v), within 45 days after the Date of Termination, Executive shall have executed the Release and not revoked the Release within the time specified therein: (i) the Accrued Obligations, payable no later than thirty (30) days after the Date of Termination, (ii) continuation of his Base Salary for a period of one (1) year after the Date of Termination, (iii) continuation of Health Benefits for a period of one (1) year after the Date of Termination, (iv)  continuation of Welfare Benefits for a period of one (1) year after the Date of Termination, and (v) an amount equal to his Average Bonus Compensation (as hereafter defined), payable in accordance with Section 10(j).

(h)Previously Earned Bonus.  Notwithstanding any other provision of this

Section 10, in the event that Executive’s employment pursuant to this Agreement is terminated at a time when Executive shall have earned a bonus under the Annual Incentive Plan for performance during the prior fiscal year which has not yet been paid, Executive shall be paid such bonus in addition to the amounts otherwise provided for in this Section 10.  Such bonus shall be paid in the fiscal year following the fiscal year for which it is earned, and not later than March 15 of such year, in accordance with the Company’s normal practices.  For the sake of clarity, any bonus of Executive under the Company’s Annual Incentive Plan shall deemed to have been  earned on December 31 of the year upon whose performance such bonus is based if Executive has been continuously employed by the Company through December 31 of such  year.

(i)Date of Termination.  Executive’s Date of Termination shall be: (i) if the parties hereto mutually agree to terminate this Agreement pursuant to Section 10(a) hereof, the date designated by the parties in such agreement; (ii) if Executive’s employment by the Company is terminated pursuant to Section 10(b), the date of Executive’s death; (iii) if Executive’s employment by the Company is terminated pursuant to Section 10(c), the last day of the applicable period referred to in Section 10(c) hereof; (iv) if Executive’s employment by the Company is terminated pursuant to Section 10(d), the date on which a Notice of Termination is given; and (v) if Executive’s employment by the Company is terminated pursuant to Sections 10(e), 10(f) or 10(g), the date the Notice of Termination or Notice of Resignation, as the case may be, is given.

(j)Payment of Post-Termination Compensation.  After Executive’s Date of Termination, all payments of Base Salary and Average Bonus Compensation to Executive pursuant to this Section 10 shall be paid in accordance with the Company’s normal payroll practices, but in no event less often than semi-monthly.  In the event of a breach by Executive of Section 9 of this Agreement during the applicable period following his Date of Termination, Executive agrees (i) that the Company shall have no further obligation to make any payments to Executive under Section 10 of the Agreement and (ii) that any payments of Base Salary or Average Bonus Compensation previously made to Executive after his Date of Termination shall be returned to the Company.

(k)Continuation of Welfare Benefits.  With respect to Executive’s rights to continuation of Welfare Benefits provided for in Sections 10(b), (c), (e) and (g), (i) the benefits provided in any one calendar year shall not affect the benefits provided in any other calendar year, (ii) the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the business expense was incurred, and (iii) such rights shall not be subject to liquidation or exchange for another benefit.  Notwithstanding any other provision of this Agreement to the contrary, in lieu of providing continuation of any Welfare Benefit to Executive following his Date of Termination, the Company may elect to pay directly to Executive cash payments in an aggregate amount equal to the cost of providing such Welfare Benefit, payable in equal installments for a period of one (1) year after the Date of Termination.

11.Representations.

(a)The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b)Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement and that this Agreement is a valid and binding agreement of Executive enforceable against Executive in accordance with its terms.

12.Successors.  This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amount would still be payable to him hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

13.Entire Agreement.  This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements (other than any written stock option or restricted stock agreements between Executive and the Company), whether oral or in writing, previously entered into by them with respect thereto.  Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company not set forth herein with regard to the subject matter or effect of this Agreement or otherwise.

14.Termination; Amendment or Modification; Waiver.

(a)This Agreement may be terminated at any time by mutual written consent of the Company and Executive.

(b)No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company.  No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

15.Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by first class mail or (iv) transmitted by facsimile transmitted to the party concerned at the address or telecopier number set forth below:

To Executive at:

Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600Dallas, Texas 75201
Attention:  M. Chad Crow

To the Company at:

Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600Dallas, Texas 75201
Attention:  General Counsel

Such notices shall be effective: (i) in the case of hand deliveries when received; (ii) in the case of an overnight delivery service, on the next business day after being placed in the possession of such delivery service, with delivery charges prepaid; (iii) in the case of mail, seven (7) days after deposit in the postal system, first class mail, postage prepaid; and (iv) in the case of facsimile notices, when electronic confirmation of receipt is received by the sender.  Any party may change its address and telecopy number by written notice to the other given in accordance with this Section 15; provided, however, that such change shall be effective when received.

16.Severability.  If any provision or clause of this Agreement or the application of any such provision or clause to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision or clause to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision or clause hereof shall be validated and shall be enforced to the fullest extent permitted by law.

17.Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

19.Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

20.Withholding.  All payments to Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

21.Specific Performance.  Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other parties, irreparable harm.  Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

22.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.Definitions.

(a)“Cause” means the determination, in good faith, by the Company Board, after notice to Executive, that one or more of the following events has occurred: (i) any act of gross negligence, fraud, willful misconduct or moral turpitude by Executive materially injuring the interest, business or reputation of the Company, or any of its parents, subsidiaries or affiliates; (ii)  Executive’s commission or conviction of any felony; (iii) violation by Executive of the Company’s Drug Policy; (iv) any misappropriation or embezzlement of the property of the Company, or any of its parents, subsidiaries or affiliates; or (v) any material breach by Executive of this Agreement, including, without limitation, a material breach of Section 9 hereof, which breach, to the extent it is capable of being cured, remains uncorrected for a period of thirty (30) days after receipt by Executive of written notice from the Company setting forth such breach.

(b)“Average Bonus Compensation” shall mean an amount equal to the average of the annual bonus amounts earned by Executive under the Company’s Annual Incentive Plan during the two most recent fiscal years ended prior to Executive’s Date of Termination.

24.Code Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of the occurrence of Executive’s separation from service, such amount or benefit will not be payable or distributable to Executive by reason of such separation from service unless (i) the circumstances giving rise to such separation from service meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a separation from service, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

(b)  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit specified herein as “subject to Section 24 hereof,” or any other amount or benefit that would otherwise constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)  if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service (the “Delay Period”); and

(ii)  if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the end of the Delay Period, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume; and

(iii)  to the extent that this Section 24(b) applies to the provision of Welfare Benefits, Executive shall be entitled to pay the full cost of premiums to maintain the Welfare Benefits during the Delay Period, and the Company shall pay to Executive an amount equal to the amount of such premiums promptly following the end of the Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

25.Forum Selection; Consent to Jurisdiction. The exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Texas.  With respect to any such court action, Executive and the Company hereby (a) irrevocably submit to the personal jurisdiction of such courts; (b) consent to service of process; (c) consent to venue; and (d) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue.  Executive and the Company further agree that the state and federal courts of the State of Texas are convenient forums for any dispute that may arise from this Agreement and that neither party shall raise as a defense that such courts are not convenient forums

[Signature Page Follows]

In witness whereof, the parties hereto have executed and delivered this Employment Agreement as of the date first above written.

Builders FirstSource, Inc.

By:  /s/ Donald F. McAleenan
Name:  Donald F. McAleenan
Its:  Senior Vice President and General Counsel

Executive

/s/ M. Chad Crow
M. Chad Crow

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